FOR IMMEDIATE RELEASE	Company Contact
Investors: Jim Zeumer
(248) 433-4502
Email: jim.zeumer@pultegroup.com

PULTEGROUP REPORTS SECOND QUARTER 2013 FINANCIAL RESULTS

•	Q2 Earnings of $0.09 Per Share After Charges of $0.17 Per Share Resulting from a Contractual Dispute, Debt Repurchases, and its Previously Announced Corporate Relocation

•	Home Sale Revenues Increased 19% to $1.2 Billion, as Average Selling Prices Gained 9% to $294,000

•	Adjusted Gross Margin of 23.9% Increased 360 Basis Points Over Prior Year and 100 Basis Points Over Q1 2013

•	Backlog Value Increased 25% to $2.7 Billion; Unit Backlog Up 13% to 8,558 Homes

•	Quarter-End Cash of $1.3 Billion After Retiring $434 Million of Notes During the Quarter; Net Debt-to-Capitalization Ratio Lowered to 26%

•	Company Declares $0.05 Per Share Cash Dividend

•	Share Repurchase Authorization Increased by $250 Million to $352 Million

Bloomfield Hills, MI, July 25, 2013 - PulteGroup, Inc. (NYSE: PHM) announced today financial results for its second quarter ended June 30, 2013. For the quarter, the Company reported net income of $36 million, or $0.09 per share, inclusive of the following charges: $30 million, or $0.08 per share, resulting from a contractual dispute at a previously completed luxury community; $23 million, or $0.06 per share, associated with the repurchase of $434 million of senior notes in the period; and $13 million, or $0.03 per share, associated with the Company's previously announced corporate relocation. In the prior year's second quarter, PulteGroup reported net income of $42 million, or $0.11 per share.

“The U.S. housing market continues to gain momentum and remains solidly on track towards a sustained, long-term recovery,” said Richard J. Dugas, Jr., Chairman, President and Chief Executive Officer of PulteGroup. “Even the recent rise in interest rates has had little effect on overall activity, as consumers continue to perceive good values, amidst limited supply and generally rising sales prices, combined with the reality of high lease rates in the rental market. Given these market dynamics, consumers are continuing to exhibit a sense of urgency in their desire to purchase a new home.”

“Our results show continued success in driving earnings growth through more efficient homebuilding operations, which is critical to our focus on delivering higher returns on invested capital and returns to our shareholders. The strong cash flows being generated by our operations are providing us with tremendous financial flexibility to fund our operations, while continuing to strengthen our overall financial profile.”

Second Quarter Results

Home sale revenues for the second quarter increased 19% to $1.2 billion, compared with $1.0 billion last year. Higher revenues for the period were driven by a 9% increase in average selling price to $294,000, combined with a 9% gain in closings to 4,152 homes. The higher average selling price realized in the quarter reflects price increases implemented by the Company and a continued shift in the mix of homes closed toward more move-up houses.

For the quarter, the Company's homebuilding operations generated pretax income of $22 million, inclusive of the $67 million of contractual dispute, debt repurchase and relocation charges detailed above, compared with pretax income of $24 million for the same period last year. The Company's adjusted home sale gross margin for the quarter was 23.9%, which is an increase of 360 basis points over the prior year and 100 basis points over the first quarter of 2013. Homebuilding SG&A expense for the quarter of $151 million, or 12.3% of home sale revenues, includes $13 million, or 110 basis points, of corporate office relocation costs. SG&A for the prior year period was $124 million, or 12.1% of home sale revenues.

Net new orders for the second quarter were 4,885 homes, which is a decrease of 12% from the prior year. On a dollar basis, signup value was $1.5 billion, which is down 5% from the prior year. On a year-over-year basis, the Company's reported community count decreased 16%. On a unit basis, PulteGroup's quarter-end backlog was up 13% to 8,558 homes with a value of $2.7 billion, compared with a prior year backlog of 7,560 homes with a value of $2.2 billion.

The Company's financial services operations reported second quarter pretax income of $16 million, which is comparable with prior year results. Financial services benefitted from increased loan originations resulting from the Company's higher homebuilding volumes, partially offset by a slight decrease in mortgage capture rate for the quarter of 80% compared with 82% in the prior year.

Company Announces Quarterly Dividend and Expansion of Share Repurchase Authorization

In a separate release, PulteGroup announced that its Board of Directors has declared a quarterly cash dividend of $0.05 per share on the Company's common shares payable August 12, 2013, to shareholders of record at the close of business on August 5, 2013.

The Company also announced that its Board of Directors approved a share repurchase authorization for an additional $250 million, raising the Company's total repurchase authorization to $352 million.

“The decisions to pay a dividend and increase our repurchase authorization illustrate our confidence in the long-term prospects of PulteGroup, and are consistent with our focus on increasing shareholder value and returning capital to our shareholders,” said Bob O'Shaughnessy, Executive Vice President and Chief Financial Officer of PulteGroup.

    A conference call discussing PulteGroup's second quarter 2013 results is scheduled for Thursday, July 25, 2013, at 8:30 a.m. Eastern Time. Interested investors can access the live webcast via PulteGroup's corporate website at www.pultegroupinc.com.

Forward-Looking Statements

This press release includes “forward-looking statements.” These statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities, as well as those of the markets we serve or intend to serve, to differ materially from those expressed in, or implied by, these statements. You can identify these statements by the fact that they do not relate to matters of a strictly factual or historical nature and generally discuss or relate to forecasts, estimates or other expectations regarding future events. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “may,” “can,” “could,” “might,” “will” and similar expressions identify forward-looking statements, including statements related to expected operating and performing results, planned transactions, planned objectives of management, future developments or conditions in the industries in which we participate and other trends, developments and uncertainties that may affect our business in the future.

Such risks, uncertainties and other factors include, among other things: interest rate changes and the availability of mortgage financing; continued volatility in the debt and equity markets; competition within the industries in which PulteGroup operates; the availability and cost of land and other raw materials used by PulteGroup in its homebuilding operations; the impact of any changes to our strategy in responding to the cyclical nature of the industry, including any changes regarding our land positions; the availability and cost of insurance covering risks associated with PulteGroup's businesses; shortages and the cost of labor; weather related slowdowns; slow growth initiatives and/or local building moratoria; governmental regulation directed at or affecting the housing market, the homebuilding industry or construction activities; uncertainty in the mortgage lending industry, including revisions to underwriting standards and repurchase requirements associated with the sale of mortgage loans; the interpretation of or changes to tax, labor and environmental laws; economic changes nationally or in PulteGroup's local markets, including inflation, deflation, changes in consumer confidence and preferences and the state of the market for homes in general; legal or regulatory proceedings or claims; our ability to successfully implement our share repurchase plan; required accounting changes; terrorist acts and other acts of war; and other factors of national, regional and global scale, including those of a political, economic, business and competitive nature. See PulteGroup's Annual Report on Form 10-K for the fiscal year ended December 31, 2012, and other public filings with the Securities and Exchange Commission (the “SEC”) for a further discussion of these and other risks and uncertainties applicable to our businesses. PulteGroup undertakes no duty to update any forward-looking statement, whether as a result of new information, future events or changes in PulteGroup's expectations.

About PulteGroup

PulteGroup, Inc. (NYSE: PHM), based in Bloomfield Hills, Mich., is one of America's largest homebuilding companies with operations in approximately 50 markets throughout the country. Through its brand portfolio that includes Centex, Pulte Homes, Del Webb and DiVosta Homes, the Company is one of the industry's most versatile homebuilders able to meet the needs of multiple buyer groups and respond to changing consumer demand. PulteGroup conducts extensive research to provide homebuyers with innovative solutions and consumer inspired homes and communities to make lives better.

For more information about PulteGroup, Inc. and PulteGroup brands, go to www.pultegroupinc.com; www.pulte.com; www.centex.com; www.delwebb.com and www.divosta.com.

# # #

PulteGroup, Inc. Consolidated Results of Operations ($000's omitted, except per share data) (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Revenues:
Homebuilding
Home sale revenues	$1,219,675	$1,024,405	$2,319,427	$1,838,191
Land sale revenues	20,385	8,749	46,516	47,147
	1,240,060	1,033,154	2,365,943	1,885,338
Financial Services	39,362	36,251	76,235	65,103
Total revenues	1,279,422	1,069,405	2,442,178	1,950,441

Homebuilding Cost of Revenues:
Home sale cost of revenues	990,818	869,379	1,892,288	1,581,545
Land sale cost of revenues	20,710	7,611	42,728	41,008
	1,011,528	876,990	1,935,016	1,622,553

Financial Services expenses	23,035	20,327	45,623	42,336
Selling, general and administrative expenses	150,531	124,186	280,157	247,500
Other expense (income), net	57,339	10,498	62,111	17,117
Interest income	(1,112)	(1,164)	(2,285)	(2,363)
Interest expense	166	198	373	415
Equity in (earnings) loss of unconsolidated entities	(395)	(1,556)	503	(3,552)
Income before income taxes	38,330	39,926	120,680	26,435
Income tax expense (benefit)	1,913	(2,510)	2,501	(4,335)
Net income	$36,417	$42,436	$118,179	$30,770

Net income per share:
Basic	$0.09	$0.11	$0.31	$0.08
Diluted	$0.09	$0.11	$0.30	$0.08

Number of shares used in calculation:
Basic	385,389	380,655	384,813	380,579
Effect of dilutive securities	5,791	1,548	5,943	1,446
Diluted	391,180	382,203	390,756	382,025

PulteGroup, Inc. Condensed Consolidated Balance Sheets ($000's omitted) (Unaudited)

	June 30, 2013	December 31, 2012

ASSETS

Cash and equivalents	$1,212,668	$1,404,760
Restricted cash	66,443	71,950
House and land inventory	4,183,069	4,214,046
Land held for sale	89,765	91,104
Land, not owned, under option agreements	33,751	31,066
Residential mortgage loans available-for-sale	237,595	318,931
Investments in unconsolidated entities	44,378	45,629
Other assets	441,904	407,675
Intangible assets	142,698	149,248
	$6,452,271	$6,734,409

LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities:
Accounts payable	$207,750	$178,274
Customer deposits	167,076	101,183
Accrued and other liabilities	1,406,656	1,418,063
Income tax liabilities	200,646	198,865
Financial Services debt	59,866	138,795
Senior notes	2,082,062	2,509,613
	4,124,056	4,544,793

Shareholders' equity	2,328,215	2,189,616

	$6,452,271	$6,734,409

PulteGroup, Inc. Consolidated Statements of Cash Flows ($000's omitted) (Unaudited)

	Six Months Ended
	June 30,
	2013	2012
Cash flows from operating activities:
Net income	$118,179	$30,770
Adjustments to reconcile net income to net cash flows provided by (used in) operating activities:
Write-down of land and deposits and pre-acquisition costs	4,709	9,218
Depreciation and amortization	15,084	14,828
Stock-based compensation expense	15,765	8,886
Equity in (earnings) loss of unconsolidated entities	503	(3,552)
Distributions of earnings from unconsolidated entities	1,298	5,782
Loss on debt retirements	23,072	—
Other non-cash, net	4,277	850
Increase (decrease) in cash due to:
Restricted cash	1,285	(1,215)
Inventories	32,920	72,222
Residential mortgage loans available-for-sale	81,336	23,768
Other assets	(32,607)	12,020
Accounts payable, accrued and other liabilities	67,463	28,799
Income tax liabilities	1,781	9,164
Net cash provided by (used in) operating activities	335,065	211,540
Cash flows from investing activities:
Distributions from unconsolidated entities	200	2,696
Investments in unconsolidated entities	(807)	(858)
Net change in loans held for investment	18	627
Change in restricted cash related to letters of credit	4,222	16,280
Proceeds from the sale of property and equipment	9	4,627
Capital expenditures	(11,017)	(6,997)
Net cash provided by (used in) investing activities	(7,375)	16,375
Cash flows from financing activities:
Financial Services borrowings (repayments)	(78,929)	—
Other borrowings (repayments)	(452,950)	400
Stock option exercises	18,544	—
Stock repurchases	(6,447)	(908)
Net cash provided by (used in) financing activities	(519,782)	(508)
Net increase (decrease) in cash and equivalents	(192,092)	227,407
Cash and equivalents at beginning of period	1,404,760	1,083,071
Cash and equivalents at end of period	$1,212,668	$1,310,478

Supplemental Cash Flow Information:
Interest paid (capitalized), net	$2,309	$(5,840)
Income taxes paid (refunded), net	$(2,471)	$(11,756)

PulteGroup, Inc. Segment Data ($000's omitted) (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
HOMEBUILDING:
Home sale revenues	$1,219,675	$1,024,405	$2,319,427	$1,838,191
Land sale revenues	20,385	8,749	46,516	47,147
Total Homebuilding revenues	1,240,060	1,033,154	2,365,943	1,885,338

Home sale cost of revenues	990,818	869,379	1,892,288	1,581,545
Land sale cost of revenues	20,710	7,611	42,728	41,008
Selling, general, and administrative expenses	150,531	124,186	280,157	247,500
Equity in (earnings) loss of unconsolidated entities	(363)	(1,493)	563	(3,471)
Other expense (income), net	57,339	10,498	62,111	17,117
Interest income, net	(946)	(966)	(1,912)	(1,948)
Income before income taxes	$21,971	$23,939	$90,008	$3,587

FINANCIAL SERVICES:
Income before income taxes	$16,359	$15,987	$30,672	$22,848

CONSOLIDATED:
Income before income taxes	$38,330	$39,926	$120,680	$26,435

PulteGroup, Inc. Segment data, continued ($000's omitted) (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012

Home sale revenues	$1,219,675	$1,024,405	$2,319,427	$1,838,191

Closings - units
Northeast	378	416	680	768
Southeast	735	673	1,386	1,208
Florida	649	569	1,232	1,045
Texas	960	862	1,857	1,561
North	741	663	1,407	1,194
Southwest	689	633	1,423	1,157
	4,152	3,816	7,985	6,933
Average selling price	$294	$268	$290	$265

Net new orders - units
Northeast	543	614	1,114	1,167
Southeast	887	823	1,846	1,597
Florida	701	700	1,505	1,468
Texas	988	1,125	2,068	2,234
North	976	1,064	1,945	1,933
Southwest	790	1,252	1,607	2,170
	4,885	5,578	10,085	10,569
Net new orders - dollars (a)	$1,519,656	$1,605,073	$3,101,621	$2,945,050

Unit backlog
Northeast			1,056	824
Southeast			1,371	991
Florida			1,338	1,081
Texas			1,666	1,498
North			1,805	1,448
Southwest			1,322	1,718
			8,558	7,560
Dollars in backlog			$2,713,733	$2,166,508

(a)	Net new order dollars represent a composite of new order dollars combined with other movements of the dollars in backlog related to cancellations and change orders.

PulteGroup, Inc. Segment Data, continued ($000's omitted) (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
MORTGAGE ORIGINATIONS:
Origination volume	2,812	2,603	5,534	4,624
Origination principal	$643,267	$566,856	$1,265,264	$996,321
Capture rate	79.8%	82.2%	81.0%	80.5%

Supplemental Data ($000's omitted) (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012

Interest in inventory, beginning of period	$320,859	$359,205	$331,880	$355,068
Interest capitalized	39,909	51,316	82,565	102,639
Interest expensed	(62,193)	(52,070)	(115,870)	(99,256)
Interest in inventory, end of period	$298,575	$358,451	$298,575	$358,451
Interest incurred	$39,909	$51,316	$82,565	$102,639

PulteGroup, Inc.
Reconciliation of Non-GAAP Financial Measures

This report contains information about our home sale gross margins reflecting certain adjustments. This measure is considered a non-GAAP financial measure under the SEC's rules and should be considered in addition to, rather than as a substitute for, the comparable GAAP financial measure as a measure of our operating performance. Management and our local divisions use this measure in evaluating the operating performance of each community and in making strategic decisions regarding sales pricing, construction and development pace, product mix, and other daily operating decisions. We believe it is a relevant and useful measure to investors for evaluating our performance through gross profit generated on homes delivered during a given period and for comparing our operating performance to other companies in the homebuilding industry. Although other companies in the homebuilding industry report similar information, the methods used may differ. We urge investors to understand the methods used by other companies in the homebuilding industry to calculate gross margins and any adjustments thereto before comparing our measure to that of such other companies.

The following table sets forth a reconciliation of this non-GAAP financial measure to the GAAP financial measure that management believes to be most directly comparable ($000's omitted):

Home Sale Gross Margin
	Three Months Ended
	June 30, 2013	March 30, 2013	December 31, 2012	September 30, 2012	June 30, 2012

Home sale revenues	$1,219,675	$1,099,752	$1,481,517	$1,232,704	$1,024,405
Home sale cost of revenues	990,818	901,470	1,228,201	1,023,704	869,379
Home sale gross margin	228,857	198,282	253,316	209,000	155,026
Add:
Land and community valuation adjustments (a)	—	—	2,250	385	633
Capitalized interest amortization (a)	62,193	53,677	67,880	57,155	52,070
Adjusted home sale gross margin	$291,050	$251,959	$323,446	$266,540	$207,729

Home sale gross margin as a percentage of home sale revenues	18.8%	18.0%	17.1%	17.0%	15.1%

Adjusted home sale gross margin as a percentage of home sale revenues	23.9%	22.9%	21.8%	21.6%	20.3%

(a)	Write-offs of capitalized interest related to impairments are reflected in capitalized interest amortization.